UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Magnum Hunter Resources Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Magnum Hunter Resources Corporation

July 20, 2010

Dear Preferred Stockholder,

We need your immediate help regarding a matter concerning our Company.

The Special Meeting of our Series C Preferred Stockholders will be reconvened this coming Tuesday, July 27. At the Meeting, the Preferred Stockholders will vote on a proposal to increase the authorized shares of Series C Preferred Stock.

We appreciate the votes that have already been submitted on the proposal. However, as of the date of this letter, we have not yet received the affirmative vote necessary to approve the proposal.

Our records show that you have not yet voted. We urgently need your affirmative vote on this proposal.

Please call our proxy solicitor, MacKenzie Partners, Inc., TODAY, toll-free at (800) 322-2885 or collect at (212) 929-5500, to vote your shares.

We believe that this proposal is in the best interests of our Company and, if approved, would permit the Company to issue additional shares of Series C Preferred Stock, which may enhance liquidity in the trading market for these shares, but, most importantly, would continue to fuel our Company’s growth. You may go to the following link to access our proxy statement for the Meeting:

http://www.sec.gov/Archives/edgar/data/1335190/000101968710002195/magnum_seriesc-def14a.htm

Again, if you need help voting or have any questions regarding the proxy materials, please do not hesitate to call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Sincerely,

/s/ Gary C. Evans

Gary C. Evans
Chairman and CEO
Magnum Hunter Resources Corporation

777 Post Oak Blvd. w Suite 910 w Houston, TX 77056 w Office (832) 369-6986 w Fax (832) 369-6992

www.MagnumHunterResources.com w A NYSE Amex Company: “MHR”